Exhibit 99.1
CARDIAC SCIENCE REPORTS Q1 RESULTS
Revenue of $39.7 million
Operating cash flow of $3.7 million
Net loss of $0.02 per share
Bothell, WA — May 7, 2009 — Cardiac Science Corporation [NASDAQ: CSCX], a global leader in advanced cardiac diagnosis, resuscitation, rehabilitation, and informatics products, today announced that revenue for the first quarter was in line with its previous guidance at $39.7 million, a decline from the first quarter of 2008 due to both a soft market for healthcare capital equipment and changes in the Japanese AED marketplace.
Cardiac monitoring products revenue was $12.3 million and defibrillation products revenue was $22.9 million for the first quarter of 2009. International AED sales, excluding Japan, were up 4% compared to the first quarter of 2008. AED sales in Japan were off by 46% from last year due to a high comparable quarter as well as a pending product introduction from the company’s distribution partner. North American AED sales were down 12% compared to the prior year period and Cardiac monitoring revenue decreased by 30%, driven by slowed buying patterns in both the hospital and physician office environments. Changes in foreign currency exchange rates accounted for approximately 4% of the decrease in total revenue as compared to the same period in the prior year.
“We were challenged during the quarter by the economy and the situation in Japan, but we are pursuing strategies that position the company for future growth and leadership,” said Dave Marver, president and chief executive officer. “We generated cash, improved our operations, and aggressively pared our organization to match sales levels. Over the coming months we expect to announce a series of new products and other developments that will strengthen the company.”
First Quarter Financial Results
First quarter revenue of $39.7 million represented a decrease of 19% compared to the $49.0 million in revenue reported in the first quarter of 2008. First quarter gross margin was 50.1%, an increase over gross margin from the first quarter of 2008 of 49.4%. This increase is mostly due to favorable product mix.
Operating expenses in the first quarter of 2009 were $20.3 million, compared to $21.2 million for the first quarter of 2008, a reduction of 4%. First quarter 2009 operating expenses decreased 16% compared to the pro forma fourth quarter 2008 operating expenses of $24.1 million. Actual operating expenses in the fourth quarter of 2008 were $131.7 million, but included a goodwill impairment charge of $107.7 million.
The Company reported a small operating loss of $0.4 million and a net loss of $0.5 million, or $0.02 per share in the first quarter of 2009, compared to net income of $2.1 million, or $0.09 per share in the first quarter of 2008. Changes in foreign currency exchange rates accounted for approximately $0.03 of the decrease in earnings per share as compared to the same period in the prior year.

EBITDA was $0.8 million for the first quarter of 2009. Adjusted EBITDA, which excludes stock-based compensation expense, was $1.5 million, or 4% of revenue.
The Company generated $3.7 million in cash from operating activities during the quarter and had $37.6 million in cash and cash equivalents as of March 31, 2009.
Outlook
The Company expects revenue for the second quarter of 2009 to be in a range between $37 million and $39 million, reflecting continued softness in global cardiac monitoring sales and Japanese defibrillation sales, with more stability in North American and other international AED sales and service revenue.
The Company expects to report a small net loss again in the second quarter in a range between $0.03 and $0.05 per share.
“Despite near term revenue softness, we remain confident about our long term growth prospects,” said Mike Matysik, chief financial officer. “We expect operating cash flow to be neutral to positive in the near term. We will continue to incur relatively small GAAP losses during this time, as we continue to invest in and build capabilities that we expect will result in longer term growth,” he concluded.
Non-GAAP and Pro Forma Financial Information
This news release contains a discussion of EBITDA, Adjusted EBITDA and Pro Forma Operating Expenses which are non-GAAP financial measures provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The term “EBITDA” refers to a financial measure defined as earnings before net interest, income taxes, depreciation, and amortization. “Adjusted EBITDA” refers to EBITDA before stock-based compensation and litigation expense. “Pro Forma Operating Expenses” refers to Total Operating Expenses before impairment of goodwill in the fourth quarter of 2008. None of these measures are a substitute for measures determined in accordance with GAAP, and may not be comparable to the same measures as reported by other companies. EBITDA and Adjusted EBITDA are an integral part of the internal management reporting and planning process and are the primary measures used by management to evaluate the operating performance of the Company. Pro Forma Operating Expenses for the fourth quarter 2008 are presented because operating expenses as calculated under GAAP for the same period included a significant, non-recurring item related to goodwill impairment. Presenting operating expenses exclusive of that impairment charge provides a more meaningful comparison to operating expenses for the first quarter of 2009, which did not include a goodwill impairment charge. The components of these measures include the key revenue and expense items for which operating managers are responsible and upon which their performance is evaluated. The Company also uses Adjusted EBITDA for planning purposes and in presentations to its board of directors. Reconciliations of EBITDA and Adjusted EBITDA to net income, the most comparable GAAP measure, and Pro Forma Operating Expenses to Operating Expenses, the most comparable GAAP measure, are contained in this press release.
Conference Call Information
Cardiac Science will conduct a conference call at 4:30 p.m. Eastern Standard Time today to discuss the Company’s financial results for the first quarter. The call will be hosted by Rudi

Naumann-Etienne, chairman; Dave Marver, president and chief executive officer; and Mike Matysik, senior vice president and chief financial officer.
To access the conference call, please dial 877.941.2333. International participants can call 480.629.9723. The call will also be web cast live at www.cardiacscience.com. An audio replay of the call will be available for 7 days following the call at 800.406.7325 for U.S. callers or 303.590.3030 for those calling outside the U.S. The password required to access the replay is 4064271#. An audio archive will be available at www.cardiacscience.com for 90 days following the call.
About Cardiac Science Corporation
Cardiac Science develops, manufactures, and markets a family of advanced diagnostic and therapeutic cardiology devices and systems, including automated external defibrillators (AED), electrocardiograph devices (ECG/EKG), cardiac stress treadmill and systems, Holter monitoring systems, hospital defibrillators, cardiac rehabilitation telemetry systems, and cardiology data management systems (informatics) that connect with hospital information (HIS), electronic medical record (EMR), and other information systems. The company sells a variety of related products and consumables and provides a portfolio of training, maintenance, and support services. Cardiac Science, the successor to the cardiac businesses that established the trusted Burdick®, HeartCentrix®, Powerheart®, and Quinton® brands, is headquartered in Bothell, Washington. With customers in nearly 100 countries worldwide, the company has operations in North America, Europe, and Asia. For information, call 425.402.2000 or visit http://www.cardiacscience.com.
Forward Looking Statements
This press release contains forward-looking statements. The word “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Forward looking statements in this press release include, but are not limited to, those relating to Cardiac Science Corporation’s future revenue, earnings, earnings per share, cash flow, gross margins, EBITDA, Adjusted EBITDA, and introductions of new products and other developments. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may vary significantly from the results expressed or implied in such statements. Factors that could cause or contribute to such varying results and other risks are more fully described in the Annual Report on Form 10-K filed by Cardiac Science Corporation for the year ended December 31, 2008. Cardiac Science Corporation undertakes no duty or obligation to update the information provided herein.
For more information,

Company Contact:	Investor Contact:	Media Contact:
Mike Matysik	Doug Sherk	Christopher Gale
Cardiac Science Corporation	Jenifer Kirtland	EVC Group Inc.
Senior Vice President and CFO	EVC Group Inc.	646.201.5431
425.402.2009	415.896.6820	203.570.4681
		cgale@evcgroup.com
LOGO: http://www.cardiacscience.com/images/main_logo.gif
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(Tables to Follow)

Cardiac Science Corporation and Subsidiaries
Condensed Consolidated Statements of Operations (unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2009		2008
	$	%	$	%
Revenues:
Cardiac monitoring products	$12,328	31.1%	$17,722	36.2%
Defibrillation products	22,937	57.8%	26,617	54.4%

Total product revenues	35,265	88.9%	44,339	90.6%
Service	4,399	11.1%	4,620	9.4%

Total revenues	39,664	100.0%	48,959	100.0%

Cost of Revenues:
Products	16,738	47.5%	21,532	48.6%
Service	3,047	69.3%	3,229	69.9%

Total cost of revenues	19,785	49.9%	24,761	50.6%

Gross Profit:
Products	18,527	52.5%	22,807	51.4%
Service	1,352	30.7%	1,391	30.1%

Gross profit	19,879	50.1%	24,198	49.4%

Operating Expenses:
Research and development	3,471	8.8%	3,863	7.9%
Sales and marketing	11,198	28.2%	12,189	24.9%
General and administrative	5,616	14.2%	5,125	10.5%

Total operating expenses	20,285	51.1%	21,177	43.3%

Operating income (loss)	(406)	-1.0%	3,021	6.2%

Other Income (Loss):
Interest income	13	0.0%	115	0.2%
Other income (loss), net	(148)	-0.4%	211	0.4%

Total other income (loss)	(135)	-0.3%	326	0.7%

Income (loss) before income tax benefit (expense):	(541)	-1.4%	3,347	6.8%
Income tax benefit (expense)	166	0.4%	(1,240)	-2.5%

Net income (loss)	(375)	-0.9%	2,107	4.3%
Less: Net income attributable to noncontrolling interests	(163)	-0.4%	(53)	-0.1%

Net income (loss) attributable to Cardiac Science Corporation	$(538)	-1.4%	$2,054	4.2%

Net income (loss) per share attributable to Cardiac Science Corporation:
Basic	$(0.02)		$0.09
Diluted	$(0.02)		$0.09
Weighted average shares outstanding:
Basic	23,056,214		22,795,693
Diluted	23,056,214		23,312,933

Cardiac Science Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
(in thousands)

	March 31, 2009	December 31, 2008
ASSETS
Current Assets:
Cash and cash equivalents	$37,563	$34,655
Accounts receivable, net	23,534	31,665
Inventories	25,879	24,692
Deferred income taxes	8,381	8,366
Prepaid expenses and other current assets	2,702	3,144

Total current assets	98,059	102,522

Other assets	369	428
Machinery and equipment, net of accumulated depreciation	7,013	6,994
Deferred income taxes	28,819	28,452
Intangible assets, net of accumulated amortization	30,277	31,278
Investments in unconsolidated entities	492	534

Total assets	$165,029	$170,208

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$9,910	$12,711
Accrued liabilities	12,065	13,535
Warranty liability	3,694	3,796
Deferred revenue	6,822	7,918

Total current liabilities	32,491	37,960

Equity:
Cardiac Science Corporation shareholders’ equity	131,880	131,703
Noncontrolling interests	658	545

Total equity	132,538	132,248

Total liabilities and equity	$165,029	$170,208

Cardiac Science Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Three Months Ended
	March 31,
	2009	2008
Operating Activities:
Net income (loss)	$(375)	$2,107

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Stock-based compensation	659	558
Depreciation and amortization	1,525	1,609
Deferred income taxes	(367)	1,170

Changes in operating assets and liabilities, net of businesses acquired:
Accounts receivable, net	7,987	(3,001)
Inventories	(1,241)	(608)
Prepaid expenses and other assets	428	(563)
Accounts payable	(2,339)	1,621
Accrued liabilities	(1,336)	(1,339)
Warranty liability	(102)	236
Deferred revenue	(1,096)	670

Net cash provided by operating activities	3,743	2,460

Investing Activities:
Maturities of short-term investments	—	350
Purchases of machinery and equipment	(885)	(434)
Proceeds from repayment of note	73	—
Cash paid for acquisitions	(54)	(156)

Net cash used in investing activities	(866)	(240)

Financing Activities:
Proceeds from exercise of stock options and issuance of shares under employee stock purchase plan	234	173
Minimum tax withholding on restricted stock awards	(97)	(62)

Net cash provided by financing activities	137	111

Effect of exchange rate changes on cash and cash equivalents	(106)	—

Net change in cash and cash equivalents	2,908	2,331
Cash and cash equivalents, beginning of period	34,655	20,159

Cash and cash equivalents, end of period	$37,563	$22,490

Cardiac Science Corporation and Subsidiaries
Reconciliation of GAAP Results to Non-GAAP Results (unaudited)
(in thousands)

	Reconciliation of Net Income (Loss) Attributable to Cardiac Science Corporation to Adjusted EBITDA
	Three Months Ended		Three Months Ended
	March 31, 2009		March 31, 2008
		% of revenue		% of revenue

Net income (loss) attributable to Cardiac Science Corporation	$(538)	-1.4%	$2,054	4.2%
Depreciation and amortization	1,525	3.8%	1,609	3.3%
Interest income	(13)	0.0%	(115)	-0.2%
Income tax (benefit) expense	(166)	-0.4%	1,240	2.5%

EBITDA	808	2.0%	4,788	9.8%

Stock-based compensation	659	1.7%	558	1.1%

Adjusted EBITDA	$1,467	3.7%	$5,346	10.9%

	Reconciliation of Total Operating Expenses to
	Pro Forma Operating Expenses
	Three Months Ended
	December 31, 2008
		% of revenue

Total operating expenses	$131,747	258.0%
Impairment of goodwill	(107,671)	-210.9%

Pro forma operating expenses	$24,076	47.2%

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